CHAPTER 4

CODE OF ETHICS

Version No.	Effective Date	Approved By
2009V1	13 Feb 2009	ACC
2009v2	28 Apr 2009	ACC
2009v3	13 Jul 2009	ACC (via email)
2010	18 March 2010	ACC
2010	4 August 2010	ACC (via email)

Prudential Asset Management
(Singapore) Limited

CHAPTER 4

CODE OF ETHICS

INTRODUCTION - ESTABLISHMENT & PURPOSE OF THE CODE OF ETHICS

(I) PAMS as an Investment Adviser registered with the U.S. Securities and Exchange Commission

Prudential Asset Management (Singapore) Limited (“PAMS” or the “Adviser”), an investment adviser registered with the U.S. Securities and Exchange Commission (“SEC”) has adopted this Code of Ethics (“Code”) in accordance with the provisions of Rule 204A-1 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and Rule 17j-1 under the Investment Company Act of 1940, as amended (the “1940 Act”).

The Adviser is the sub-adviser to certain funds (the “Fund” or “Funds”) managed by Jackson National Asset Management, LLC (“JNAM”).  The list of Funds, as may be amended from time to time, is maintained in the “Sub-Advisory Agreement” with JNAM. Pursuant to the “Sub-Advisory Agreement”, PAMS makes the investment decisions for the Funds, including determinations as to the purchase and sale of securities for the Funds and the disposition of the assets for the Funds.  Jackson, pursuant to exemptive relief granted by the SEC, is a “Manager of Managers,” and monitors and reviews the performance of PAMS and the Funds.  JNAM does not make individual investment decisions on behalf of the Funds.  JNAM does not have a portfolio management department and does not operate a trading desk.

PAMS holds its employees to a high standard of integrity and business practices.  In serving its clients, PAMS strives to avoid conflicts of interest or the appearance of conflicts of interest in connection with transactions in securities its employees and for the Fund or any of its other portfolios.

While affirming its confidence in the integrity and good faith of all of its employees, managers, officers, and directors, PAMS recognizes that the knowledge of, and/or access to, current or future Fund portfolio transactions, holdings or valuations could, in certain instances, place such individuals, if they engage in personal transactions in “Securities” (as defined herein), in a position where their personal interests actually conflict or may conflict with the interests of the Fund.

In view of the foregoing, and of the provisions of Rule 204A-1 under the Advisers Act and Rule 17j-1 under the 1940 Act, PAMS has determined to adopt this Code applicable to the Adviser and certain of its personnel to specify and prohibit certain types of transactions deemed to create conflicts of interest (or at least the potential for or the appearance of such a conflict) and to establish internal reporting requirements and enforcement procedures.  If any officer, director, manager, or employee of any of PAMS is unsure, or has questions or concerns, about engaging in a particular course of action or certain conduct or activities that are, or may be, covered by this Code, such person should consult the Chief Compliance Officer (or his/her designee) prior to engaging in such course of action, conduct or activities.

(II) PAMS as a Capital Markets Services Licence Holder registered with the Monetary Authority of Singapore

PAMS is regulated by the Monetary Authority of Singapore and holds a Capital Markets Services Licence to conduct regulated activities in (i) Fund Management; and (ii) Dealing in Securities under the Securities and Futures Act (“SFA”). In addition, PAMS is an exempt financial adviser under the Financial Advisers Act (“FAA”).

As a fund management company in a relationship of trust with its clients, PAMS and its employees owe a duty of care to its clients.  PAMS is to act bona fide in the interests of the client.  There is an obligation to act with due skill, care and diligence in the exercise of PAMS’ functions, powers, duties, privileges and discretions, and in any dealings with its clients.

To fulfil PAMS’ fiduciary duties and obligations under the SFA and FAA, PAMS has similarly adopted this Code including guidelines on Personal Investment Transaction. The Code is therefore also applicable for purpose of protecting the interests of all other clients whose assets are managed by PAMS and the unit holders of Prudential funds/PAMS funds (“Other Clients”).

Pursuant to section 131 of the SFA, all Licensed Representatives are required to maintain a Register of Interest in Securities in the prescribed Form 15 and enter in the Register, within 7 days, of any acquisition or changes of his interest in securities, and retain that record for at least 5 years from the date of entry.
Note: The securities referred to herein relate to only those securities that are listed for quotation, or quoted, on a securities exchange or recognised market operator1.

Section 1 - Definitions

(a)	“Supervised Persons” include:

(i)	Directors, officers, and managers of the Adviser or other persons occupying a similar status or performing similar functions;

(ii)	Employees of the Adviser; and

(iii)	Any other person who provides advice on behalf of the Adviser and is subject to the Adviser’s supervision and “Control” (as Control is defined hereinafter).

(b)	“Access Persons” include:

(i)	Any director, officer or manager of the Adviser and/or

(ii)
Any Supervised Person of the Adviser who: (A) has access to nonpublic information regarding the Fund’s purchase or sale of securities, or nonpublic information regarding the portfolio holdings of the Fund; or (B) is involved in making securities recommendations to the Fund, or has access to such recommendations that are nonpublic.

Note:
A person does not become an Access Person simply by virtue of customarily assisting in the preparation of public reports, or receiving public reports, but not receiving information about current or prospective fund/portfolio recommendations, trading, transactions, or holdings.  The Chief Compliance Officer (or his/her designee) shall determine those persons who are Access Persons of the Adviser and the requisite reporting requirements.

Note:	For further information related to Supervised Persons and Access Person, please see Appendix VIII attached hereto.

FURTHER NOTE : ALL EMPLOYEES OF PAMS ARE CURRENTLY SUBJECT TO THIS CODE AND ARE CONSIDERED ACCESS PERSONS WITH THE EXCEPTION OF STAFF IN HUMAN RESOURCE & ADMINISTRATION AND FINANCE (“EXEMPT PERSON”).

The Exempt Person, are however, required to complete, sign and submit to via the Personal Investment Dealing System (“PIDS”) (i) Initial Holdings Report”, attached hereto as Appendix III; (ii) “Quarterly Transaction Report,” attached hereto as Appendix IV; and (iii) “Annual Holdings Report,” attached hereto as Appendix V

Under exceptional circumstances, the Chief Compliance Officer may grant exemptions to employees as Access Persons upon determination that such employees do not fall under the definition of Access Persons as stated in Section 1(b) above.

In addition, the Chief Compliance Officer will have a right to review the exemption if the circumstances under which the employee is currently placed change or if the trading activity undertaken by the employee warrants such a review.

(c)
A “Security held or to be acquired” by the Fund means any Security which, within the most recent fifteen (15) days: (i) is or has been held by the Fund; or (ii) is being or has been considered by the Fund for purchase.

(d)
“Beneficial Ownership” shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934, as amended, and includes accounts of a spouse, minor children, and any other relatives (parents, adult children, brothers, sisters, etc.) who reside in an Access Person's home.  Beneficial Ownership shall also include those persons whose investments the Access Person directs or Controls, whether the person lives with the Access Person or not, as well as, accounts of another person (individual, partner, corporation, trust, custodian, or other entity) if by reason of any contract, understanding, relationship, agreement or other arrangement the Access Person obtains or may obtain therefrom a direct or indirect pecuniary interest.  A person does not derive a direct or indirect pecuniary interest by virtue of serving as a trustee or executor unless he/she or a member of his/her immediate family has a vested interest in the income or corpus of the trust or estate.

Note:
An Access Person will be deemed to have Beneficial Ownership of an account(s), based on the foregoing definition, and such account(s) will be subject to the reporting requirements set forth herein, and may be subject to the pre-clearance requirements set forth herein.

(e)	“Chief Compliance Officer” means the Chief Compliance Officer of the Adviser.

(f)	“Compliance Manual” means the compliance policies and procedures, and other materials, for the Adviser (accessible via the public folder in Lotus Notes).

(g)	“Control” means the power to exercise a controlling influence over the management or policies of the Fund, unless such power is solely the result of an official position with the Fund.

(h)	“Purchase or sale of a Security” includes, inter alia, the writing of an option to purchase or sell a Security.

(i)	“Security” shall have the meaning set forth in Section 2(a)(36) of the 1940 Act or Section 202(a)(18) of the Advisers Act.

(j)
A Security is “being considered for purchase or sale” when a recommendation to purchase or sell a security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

(k)
“Personal Investment Transaction” means a transaction by an Access Person for the direct or indirect purchase or sale of a Security in which such Access Person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership.

(l)
A “Limited Offering” or “Private Placement” means an offering that is exempt from registration pursuant to Section 4(2) or Section 4(6) or pursuant to Rules 504, 505 or 506 under Regulation D of the Securities Act of 1933, as amended.

(m)
“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation.  An Automatic Investment Plan includes a dividend reinvestment plan.

(n)	“Reportable Fund” means Prudential/PAMS funds and Jackson mutual funds, which are managed or advised by the Adviser.

Section 2—Statement of General Fiduciary Principles and General Prohibitions

(a)
Fiduciary Duty to Shareholders.  In recognition of the trust and confidence placed in PAMS by the Fund and its Shareholders,2 and to give effect to the Adviser’s belief that its operations should be directed to the benefit of the Fund’s Shareholders (consistent with the Compliance Manual), PAMS establishes the following general principles to guide the actions of their managers, directors, officers and employees:

(i)
The interests of the Fund and its Shareholders are paramount, and all of the Adviser’s personnel must conduct themselves and their operations to give effect to this tenet by placing the interests of the Fund’s Shareholders before their own corporate or individual interests.

(ii)
All personal transactions in securities by the Adviser’s personnel must be accomplished so as to avoid even a potential conflict of interest on the part of such personnel with the interests of the Fund and its Shareholders.

(iii)
All of the Adviser’s personnel must avoid actions or activities that allow (or appear to allow) a person to profit or benefit from his or her position with respect to the Fund, or that otherwise bring into question such person’s independence and/or judgment.

(iv)
Information concerning the identity of security, fund, or portfolio holdings and related investment and financial information of the Fund or any of its portfolios is highly confidential, and all of the Adviser’s personnel must treat such information accordingly and not disclose such information to any third party external to the Adviser except pursuant to a duly authorized and appropriately protective written agreement.

(v)	All of the Adviser’s personnel are prohibited from taking personal advantage of their knowledge of recent or impending securities activities of the Fund / Other Clients or PAMS.

(vi)	All of the Adviser’s personnel must carry out their responsibilities with respect to the Fund in compliance with the applicable U.S. Federal Securities Laws3

(b)
Priority of Transactions. The interests of the Fund and Other Clients will always be given priority over the personal financial interests of PAMS’ personnel – particularly when securities are being traded or investment actions being taken.

(c)
Anti-Bribery, Gifts And Hospitality.  PAMS seeks to avoid any conflict of interest through the receipt of gift items from, or entertainment by, various relationships the firm has in the conduct of its business. The Anti-Bribery, Gifts And Hospitality guidelines set out standards of good practice and aims to maintain confidence in the security and integrity of our Company and a fair and transparent relationship with banks, brokers, customers, suppliers, service-providers and any other organization with which we transact business. Please refer to Chapter 8 - Anti-Bribery, Gifts And Hospitality Guidelines for details.

(d)
Maintain Confidentiality.  It is a policy of PAMS that information with respect to prospective or current portfolio transactions of the Fund and Other Clients shall be kept confidential.  No Access Person shall take personal advantage of any information concerning prospective or actual portfolio transactions in any manner that might prove detrimental to the interests of the Fund / Other Clients

(e)
Limits on Serving as a Director.  No Access Person shall serve on the board of directors of any publicly traded company, unless prior authorization therefore by the Fund’s Board has been given, after a determination by such Board that such service is consistent with the interests of the Fund and its shareholders.  Where such approval is given, such Supervised Person is prohibited, during the period of such service, and for a six (6) month period thereafter from: (i) engaging in any communication regarding such company with any other Supervised Person; and (ii) causing the Fund with respect to which he/she has any daily or periodic responsibilities to purchase any security issued by such company.

(f)
Any non-compliance with or violation of the general fiduciary principles and/or general prohibitions (set forth herein) may result in the imposition of sanctions upon such Supervised Person pursuant to Section 11 herein.  In addition to the specific prohibitions contained in this Code, each Supervised Person and Access Person is subject to a general requirement not to engage in any act or practice that would defraud the Fund and/or its Shareholders.

Note:  This Code does not attempt to identify all possible conflicts of interests and literal compliance with each of the specific procedures will not shield a Supervised Person or an Access Person from liability for personal trading or other conduct that violates the fiduciary duty owed to the Fund and its Shareholders.

The above General Fiduciary Principles and General Prohibitions has also been established to protect the interests of all other clients whose assets are managed by PAMS and the unit holders of Prudential funds/PAMS funds (“Other Clients”).

Section 3—Prohibitions & Limitations on Personal Securities Transactions

(a)
No Personal Investment Transactions Based on an Access Person’s Position with the Adviser and the Fund.  No Access Person shall use such person’s position to gain personal benefit through work relationships.  No such Access Person shall attempt to cause the Fund and Other Clients to purchase, sell or hold a particular security when that action may reasonably be expected to create a personal benefit to the Access Person.  No Access Person shall use such person’s position to gain personal knowledge of the Fund’s and Other Clients’ intra-day portfolio holdings; intra-day Securities transactions; and/or proposed Securities transactions to facilitate a Personal Investment Transaction.

(b)
No Front Running.  No employee (including Access Person) shall directly or indirectly engage in “front running” an order or recommendation. Front running consists of executing a Personal Investment Transaction in the same or an underlying Security, based on the knowledge of a forthcoming transaction or recommendation for purchase or sale by PAMS for an account of a Fund or Other Client.

For avoidance of doubt, no person shall engage in a Personal Investment Transaction with respect to any Security which to his or her knowledge at the time of such transaction:

(i)	Is being recommended or considered for purchase or sale by the Fund / Other Clients; or

(ii)	Is the subject of a pending buy or sell order by the Fund / Other Clients.

(c)
No Fraud or Manipulative Practices.  No Access Person shall, in connection with the purchase or sale, directly or indirectly, by such person of a Security held or to be acquired by the Fund and Other Client:

(i)	Employ any device, scheme or artifice to defraud the Fund / Other Client;

(ii)
Make to the Fund / Other Client any untrue statement of a material fact or omit to state to the Fund a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

(iii)	Engage in act, practice, or course of business which operates or would operate as a fraud or deceit upon the Fund / Other Client; and/or

(iv)	Engage in any manipulative practice with respect to the Fund / Other Client.

(d)
No Insider Trading.  In accordance with the Adviser’s Insider Trading Policies and Procedures, no Access Person shall directly or indirectly, purchase or sell securities or investments while in possession of “material non-public information” (sometimes referred to as “inside information”).  Nor shall such Access Person disclose such information to any third party or furnish investment advice or information to any person or entity where such advice or information is based upon or influenced by, or furnished while in possession of, such material non-public or inside information.  Any Access Person who has any questions concerning whether particular information received or obtained is “material, non-public” should refer to the Adviser’s Insider Trading Policies and Procedures, and consult the Chief Compliance Officer (or his/her designee).

(e)
Black-out Period for Client Transactions.  No Access Person may purchase or sell any security which : (a) an open or preliminary order has been entered into an investment manager’s blotter in PAMS order management system, (b) is being purchased or sold on behalf of a client (ie an order which has been entered but not executed for a client) on that market trading day , (c) has been purchased or sold by a client during the previous four (4) market trading days, or (d) he/she has knowledge of forthcoming transaction or recommendation for account of a Fund or Other Client during any of the next four (4) market trading days.  No blackout period will apply to transactions exempted from pre-clearance, as defined in Section 8 below.  Purchases or sales of securities executed by an Access Person during the blackout period that would otherwise by prohibited by the Code will not be deemed as a violation of the Code if Compliance subsequently determines that at the time of the transaction the Access Person had no knowledge of (c) above.

(f)
No Short-Term Trading.  No Access Person shall engage in short-term trading which is the purchase and sale (or sale and purchase) of the same (or equivalent) Securities within a thirty (30) calendar days period, unless such trading: (i) is for money market funds including the Cash Fund or (ii) is approved by the Chief Compliance Officer (or his/her designee) pursuant to a written exception prior to the second portion of such short-term trade being initiated (such as in extreme circumstances like financial duress or compulsions due to prevailing market practice).  Unless a written exception is obtained from the Chief Compliance Officer (or his/her designee), any profits realized on such short-term trading may be disgorged.  See Section 13 - Consequences of Non-Compliance for details.

(g)	No Short-Selling. No Access Person shall engage in any Personal Investment Transaction involving the “short-selling” of any Security.

(h)
Limits on Transactions in Prudential plc Securities.  No Access Person shall engage in any Personal Investment Transaction involving Prudential plc Securities unless such transaction(s) is pre-cleared by PAMS Compliance. Wherever applicable, approval should also be obtained in accordance with the Share Dealing Rules specified in Prudential’s Corporate Governance Manual. Also, transactions under the Employee Shares Option Scheme will require pre-clearance from the Group Head Office).  Prudential plc Securities currently trade as American Depository Receipts on the New York Stock Exchange (NYSE Ticker Symbol: PUK).

All transactions in Prudential plc securities (including shares acquired under ESOS) will have to be reported through PIDS.

(i)
Limits on Private Placements and Limited Offerings.  No Access Person may directly or indirectly acquire beneficial ownership in any Securities in a Limited Offering or Private Placement without prior written approval from the Chief Compliance Officer (or his/her designee).  In addition, No Access Person shall participate in any consideration of whether the Fund and Other Clients should invest in securities of an issuer in which such Access Person has invested through a Limited Offering or Private Placement without disclosing such investment of the Access Person to the other participants and the Chief Compliance Officer (or his/her designee).  Under such circumstances, the decision by the Fund and Other Clients to purchase securities of the issuer shall be subject to the independent review by appropriate personnel of the Adviser, and appropriate sub-adviser, having no personal interest in the matter.

(j)	Employees should limit frequent trading because it may be a potential distraction from servicing clients.

(k)	Limits on Initial Public Offerings. The following guidelines apply for Initial Public Offerings (IPOs):

(i)
Access Persons shall notify the Chief Compliance Officer that they intend to participate in IPOs, but do not need permission to apply for securities in new issues made through retail portion of a public offering, including investment in Prudential/PAMS’ funds during the launch period. In Singapore, IPOs are offered in two tranches to retail and institutional investors.  Retail investors in Singapore are allocated IPO shares by ballot and are not notified of the allocation before it occurs.  To clarify, clients are not disadvantaged by this system.

(ii)	Access Person must not use financing from brokers in order to subscribe for IPOs.

(iii)
Once the allocation is known for IPOs, the Access Person must advise the Chief Compliance Officer (or his/her designee) of the details of the allocation received by submitting a Post Transaction notification via the PIDS and supplying the allocation confirmation received from the Issuer within 14 calendar days of the receipt of the confirmation and completing the Quarterly Transactions Report (Appendix IV). In the case of Licensed Representatives, the notification must be submitted via PIDS within 7 calendar days, in respect of securities listed on Approved Exchanges/Recognised Market Operators.

(iv)	Permission must be sought for the subsequent sale of any shares obtained through IPOs.

(v)	Please refer to Section 3(i) for limitations on private placements and limited offerings.

Section 4A - Pre-Clearance Requirements (not applicable to investment in Prudential/PAMS funds; see Section 4B on pre-clearance procedure for investment in Prudential/PAMS funds)

If an Access Person wishes to buy or sell any of the types of investments listed in Section 5

•	He /she must seek approval from the Authorising Officers (see Appendix II)

•	Fill in the Pre-Clearance Form via the PIDS (see Appendix I(A)) for approval.

•
The completed form is then electronically routed to the Authorising Officers.  The applicant must furnish all the required details of the intended deal, which would enable the Authorising Officer to make a decision in the matter.

•
Access Person may pre-clear only in cases where they have a present intention to transact in the security for which pre-clearance is sought. It is not appropriate to obtain a general or open-ended pre-clearance to cover the eventuality that he /she may buy or sell a security at some point on a particular day depending on the market developments. In line with this, an Access Person may not request pre clearance to buy and sell the same security.

•
Pre clearance of a trade shall be valid and in effect only for the business day for which the clearance is given. Accordingly, permission, where given, will lapse at close of business on the same day. If trade is not executed, pre-approval should be sought again for transaction on another day.

•
The Access Person must deal before the time limit specified and forward a copy of the contract note to the Chief Compliance Officer (or his/her designee) within 14 calendar days of the transaction. In the case of Licensed Representatives, the execution details and contract note must be submitted via PIDS/given to Compliance within 7 calendar days, in respect of securities listed on Approved Exchanges/Recognised Market Operators.

Section 4B - Pre-clearance Procedures for Prudential/PAMS funds

•	Chief Compliance Officer (or his/her designee) will pre-clear the request from Access Person to transact in Prudential/PAMS funds.

1.
All staff to submit request for trading in funds managed by PAMS through the Personal Investment Dealing System (PIDS). This will also be applicable for trades which are beneficially owned by staff. Beneficial ownership is defined under Section 1.

2.
Compliance will check if the rule prohibiting short term trading has been observed i.e. No staff shall engage in the purchase and sale (or sale and purchase) of the same fund within a thirty (30) calendar days period.

3.
Since all requests for trades will be placed through PIDS, they will be stamped with date and time thereby having the requisite audit trails. All requests should be submitted before cut-off times. A request will be disapproved if it is received after cut-off time. In such cases, fresh request should be placed. Operations should proceed with the trade only after Compliance has approved the trade through PIDS. Along with the completed subscription/redemption application form, the current procedure of obtaining a confirmation that the employee has not received any financial advice from anyone in PAMS should be followed.

In the case of trades by any Fund Managers, Compliance would require a self-certification containing a declaration that he/she is not trading on the fund on the basis of possession of any material & non-public information on the underlying stocks held in the funds.

4.	Submission of trade details should be done through PIDS within 14 days from the date of the transaction. Contract note of Staff Trade should be emailed to PAMS Compliance.

5.	All staff will be prohibited from trading in PAMS Managed Funds under the following circumstances:

•	Merger of funds
•	Substantial rebalancing of portfolios due to inflows/outflows greater than 10% of the NAV of a fund
•	Significant change of investment objectives of the Fund
•	Information about closure of a fund
•	News on performance of underlying reference entities (in case of products like Yield 15 and 20)
•	Change in the Investment Manager of a Fund
•	Other situations as may be decided on a case to case basis by Compliance.

Staff will be allowed to trade in the funds only after information regarding the above events is made public through issue of notices to all investors, advertisement in a newspaper etc.

Regional Product Team should provide advance intimation about all the above events (except inflow/outflow information) to Compliance so that Compliance can apply the necessary trading ban.

•
Exception: Staff transaction in Cash Fund (a money market fund which invest primarily in Singapore-dollar deposits) and any other Prudential/PAMS money market funds do not require pre-clearance ie. only Post Transaction notification by staff is required (see Appendix I(B)).

•	No pre-clearance is required for investment in Prudential/PAMS funds during launch period. ie. only Post Transaction notification by staff is required (see Appendix I(B)).

•	Please note that Access Person also need to disclose their holdings in Prudential funds/PAMS funds in their Quarterly Transaction Report (Appendix IV) and Annual Holding Report (Appendix V).

•	Transactions in the Jackson Funds are Reportable Fund transactions and must be reported in the Quarterly Transaction Report (Appendix IV) and Annual Holding Report (Appendix V).

Section 5 - Investments to which the Pre clearance procedures apply

(a)	All classes of shares (e.g. ordinary, preference, non-voting, ADRs, GDRs, dual listed shares)

(b)	Fixed Income securities and Debentures (including convertible notes and all variants) - all Asian bonds and bonds denominated in any G10 currency.

(c)	Public securities (i.e. securities of any local or public authority)

(d)	Warrants to subscribe for (a), (b) or (c) above

(e)	Options (over the counter and exchange traded)

(f)	Any type of futures transaction on any investment security

(g)	Investment trust (eg. REITS and other trusts) listed on an Exchange

(h)	Any unquoted or unlisted securities

(i)	All securities in a limited offering or private placement

(j)	Purchase or sale of Prudential plc (subject to Pre-clearance by PAMS Compliance and wherever applicable, as per Share Dealing rules under Prudential Corporate Governance Manual)

(k)	Purchase or sales of Prudential/PAMS funds (except for Cash Fund)

(l)	Application for additional rights i.e. rights over and above the rights entitled to staff as a shareholder.

Section 6 - Responsibilities of the Authorising Officer

(a)
The Authorising Officer must be aware of all Securities for which permission to deal MAY /MAY NOT be given. For this purpose, the Authorising Officer must establish that the security for which the Approval is being sought is not being bought /sold by the funds monitored by PAMS.

(b)	Black-out Period for Client Transactions:

•
No Access Person shall be granted approval /permission if the same security is being dealt with (or has already been dealt) for any funds or client’s account on the SAME DAY. Approval / permission will also be denied if an order of the same security is outstanding.

•
Approval /permission will be denied if there has been transaction in the same security for any of the funds or client’s account in the FOUR PREVIOUS MARKET TRADING DAYS.

For example, if a staff seeks pre-clearance for PURCHASE of SIA shares on Friday, his request will be rejected if ANY ONE of the followings occurs:

(i)	There is dealing for fund or client’s accounts on Friday (i.e. on the same day); or

(ii)	There is SALE or BUY transaction for fund or client’s account on any of the previous four market trading days (i.e. Monday to Thursday, assuming that there is no market holiday during this period).

•	Access person is also reminded to observe the prohibition under condition (c) of Section 3(e).

•
If permission is denied it is up to the individual to re-apply on another business day. It is NOT the responsibility of the Authorising Officer to monitor and advise the individual when he /she may deal.

•	The Authorising Officer is required to sign and date the Pre-Clearance forms (Appendix I(A)) and indicate whether permission to deal is granted or not.

•	The Chief Compliance Officer (or his/her designee) must ensure that records relating to permissions granted and confirmations of deals are maintained.

(c)	Under exceptional circumstances, the application for pre-clearance may be referred by the Authorising Officers to PCA Compliance.

Section 7 - Authorising Officers

Refer to Appendix II for a list of Authorising Officers and the Alternates comprising the Central Dealer /Fixed Income Dealer and Chief Compliance Officer (or his/her designee).

Section 8 - Exemptions from Pre-clearance

(a)
Dealing in non-Asia Pacific, non-Latam and non-EMEA Investments

Access Person do not need prior approval for dealing in non-Asia Pacific, non-Latam and non-EMEA investment (see exceptions as set forth below) but the Access Person must complete the Post Transaction notification and Quarterly Transactions Report (Appendix IV) and forward a copy of the contract note to the Chief Compliance Officer (or his/her designee) within 14 calendar days of the transaction for record. In the case of Licensed Representatives, the notification must be submitted via PIDS/given to Compliance within 7 calendar days, in respect of securities listed on Approved Exchanges/Recognised Market Operators.

Please note that Access Person need to disclose their holdings in such non-Asia Pacific, non-Latam and non-EMEA Investments in their Annual Holding Report (Appendix V).  Please see Section 10 on Reporting Requirements of Access Persons.

EMEA countries include Czech Republic, Egypt, Hungary, Morocco, Poland, Russia, Turkey, all countries in the Middle-east and Africa.

Exception to the above Exemption:
Please note that PRIOR APPROVAL is still required for dealing in bonds denominated in any G10 currency except for related government securities.

Investments in ADRs, GDRs, and other derivative instruments linked to Asia Pacific, Latam and EMEA securities and/or having exposure to underlying Asia Pacific, Latam and EMEA securities will also require PRIOR APPROVAL.

All securities investment (including those in non-Asia Pacific, non-Latam and non-EMEA) in a limited offering or private placement requires PRIOR APPROVAL.

(b)
Discretionary Accounts

Access Person does not need prior approval for dealing in any discretionary accounts for which a licensed corporation, broker or other investment manager acting in a similar fiduciary capacity exercises sole investment discretion if all of the following conditions are met:

•	The terms of each account relationship (“Agreement”) must be in writing and filed with the Chief Compliance Officer (or his/her designee);
•	Any amendments to each Agreement must be filed with the Chief Compliance Officer (or his/her designee);
•
That Access Person confirms to the Chief Compliance Officer (or his/her designee) in writing that at the time such account relationship commences, and annually thereafter, that Access Person does not have direct or indirect influence or control over the account, other than the right to terminate the account;

•
Duplicate copies of monthly or quarterly statements (where applicable) for all transactions effected in the discretionary account must be filed with the Chief Compliance Officer (or his/her designee) simultaneously;

•
Disclosure of such securities in the discretionary account in the Quarterly Transaction Report (Appendix IV) and Annual Holding Report (Appendix V) to the Chief Compliance Officer (or his/her designee), please see Section 10 on Reporting Requirements of Access Persons; and

•
PRIOR approval needs to be obtained from the Chief Compliance Officer (or his/her designee) if that Access Person requests the discretionary account manager to enter into or refrain from a specific security/transaction or class of securities/transactions.

 Please refer to Appendix VII for an overview of pre-clearance and reporting requirements.

(c)	Others

•	Purchase or sale of affiliated Cash Fund
•	Purchases or sales of Securities that are non-volitional on the part of the Access Person (i.e. dividend stock distribution, or stock split, bonus shares)
•
Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its Securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired

•
Transactions in exchange traded funds and closed-end funds do not require pre-clearance but are subject to Post Transaction notification (Appendix I(B)) and Quarterly Transaction Report (Appendix IV) and Annual Holding Report (Appendix V).

Section 8.1 - Exemptions from Pre-clearance and Reporting

Dealing in third party investment funds (other than Prudential/PAMS’ funds)

•
Access Persons do not need prior approval for dealing in open-end investment companies or investment trust (i.e unit trusts) that are unaffiliated with the Funds or PAMS. Such investments are also not subject to reporting requirement.

•	Purchase or sale of shares of unaffiliated money market funds or money market instruments as may be designated by the Chief Compliance Officer

Section 9 – Reporting Requirement to the Board of Fund (for mandates with JNAM)

(a)
The Chief Compliance Officer (or his/her designee) shall formulate and implement such additional, necessary procedures to carry out the provisions of this Code, including the adoption of appropriate reporting forms reasonably designed to provide sufficient information to determine whether any provisions of this Code are violated.  Such procedures shall include procedures reasonably necessary to monitor the Securities trading activities of Access Persons after approval of Personal Investment Transactions pursuant to Section 4 herein.  The Chief Compliance Officer (or his/her designee) shall prepare the following reports to the Board of the Fund:

(i)
A quarterly report which shall (i) certify that the Adviser’s Code of Ethics (a) meets the requirements of Rule 204A-1 of the Advisers Act and Rule 17j-1 under the 1940 Act, (b) has been previously approved by the Board, (c) applies to the activities of the Access Person as they relate to the Fund, (d) that conditions (a)-(c) have been met at all times during the period covered by the report, and (e) either certify that no violation of the Code of Ethics by any such Access Person has occurred during the period covered by the report, or identify all such violations and describe all material information relating thereto.  The report shall be accompanied by appropriate documentation; and

(ii)	Furnish an annual written report to the Fund’s Chief Compliance Officer (or his/her designee), that

•
Describes any issues arising under the Adviser’s Code of Ethics or procedures since the last report to the Board or Chief Compliance Officer (or his/her designee), of the Fund (as the case may be), including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations; and

•
Certifies that the Adviser has adopted procedures reasonably necessary to prevent access persons from violating its Code of Ethics and to monitor such Access Persons’ activities and conduct governed by its Code of Ethics.

(e)
Reporting Violations.  Any person becoming aware of a violation or an apparent violation of this Code of Ethics shall promptly report such matter to the Chief Compliance Officer (or his/her designee) of the Adviser.

Section 10 – Reporting Requirements of Access Persons

(a)
Approval for the Establishment of a Brokerage Account.

When the Access Person is granted permission to deal, it is preferable if he /she does not use the same broker used by PAMS.  If he /she must use such a broker, the Access Person may not deal through the sales person or dealer servicing the PAMS account.

Every Access Person must receive approval from the Chief Compliance Officer (or his/her designee) when opening a personal brokerage account.  The Access Person shall:

(i)	Obtain prior approval via PIDS from the Chief Compliance Officer (or his/her designee) of the intent to open such personal brokerage account by filling in the “New Broker A/C Opening” Form;

(ii)
Upon being assigned as an Access Person, complete and submit his Initial Holdings (Appendix III) and Broker details (Appendix VI) via PIDS, authorizing PAMS, where necessary, to request for statements from brokers for all accounts which are dealt /managed by the Access Person.

(b)
Personal Broker Account Disclosure and Initial Holdings Report.  When a director, manager, officer, or employee of the Adviser is designated an Access Person, such newly designated Access Person shall complete and submit to the Chief Compliance Officer (or his/her designee) a “Initial Holdings Report” and “Broker Details”, attached hereto as Appendix III and Appendix VI respectively, within ten (10) days of being designated an Access Person.  The information contained in the Initial Holdings Report must be current as of a date no more than forty-five (45) days before the report is submitted, and shall include the following information:

(i)
The name and other identifying information of Securities, number of shares and principal amount of each Security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person;

(ii)
The name of any broker-dealer, bank, or other financial institution with whom the Access Person maintained an account in which any Securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

(iii)	The date on which the report is submitted by the Access Person.

(c)
Quarterly Transaction Reports.  Every Access Person shall complete, sign and submit a “Quarterly Transaction Report” via PIDS, attached hereto as Appendix IV, to the Chief Compliance Officer (or his/her designee) which discloses information with respect to transactions in any Security in which such Access Person has, or by reason of such transaction, acquires, any direct or indirect beneficial ownership in the Security.  The Quarterly Transaction Report shall be submitted no later than thirty (30) days after the end of each calendar quarter, whether or not the Access Person opened any account or engaged in any transactions for the quarter.  For any transaction in a Security during the quarter in which the Access Person had any direct or indirect beneficial ownership, the Quarterly Transaction Report shall contain the following information:

(i)
The date of the transaction, the name and other identifying information of Securities, interest rate and maturity date (if applicable), the number of shares and the principal amount of the Security involved;

(ii)	The nature of the transaction, i.e., purchase, sale or any other type of acquisition or disposition;

(iii)	The price at which the transaction was effected;

(iv)	The name of the broker-dealer, bank, or other financial institution with or through whom the transaction was effected; and

(v)	The date that the report is submitted by the Access Person.

Note:  At Calendar year-end the Annual Holdings Report (set forth herein) may serve as the Quarterly Transaction Report, provided the Annual Holdings Report contains such information and/or statements as Quarterly Transaction Report.

(d)
Annual Holdings Reports.  Every Access Person shall complete, sign and submit to the Chief Compliance Officer (or his/her designee) an “Annual Holdings Report” via PIDS, attached hereto as Appendix V, no later than thirty (30) days following the end of the calendar year.  The information contained in the Annual Holdings Report must be current as of a date no more than thirty (30) days before the report is submitted (year-end or quarter-end information).  The Annual Holdings Report shall contain the following information:

(i)	The name of Securities, number of shares and principal amount of each Security in which the Access Person has any direct or indirect beneficial interest;

(ii)
The name of any broker, dealer or bank with whom the Access Person maintained an account in which any Securities were held for the benefit of the Access Person as of the date when that person became an Access Person; and

(iii)	The date when the Access Person submitted the report.

Note:  At Calendar year-end the Annual Holdings Report (set forth herein) may serve as the Quarterly Transaction Report, provided the Annual Holdings Report contains such information and/or statements as Quarterly Transaction Report.

(e)
Annual Certification.  As part of the submission / declaration of Annual Holdings Reports, each Access person shall complete an “Annual Certification” via PIDS, attached hereto as Appendix V, certifying, in writing, that such Access person:

(i)	Has read and understands this Code;

(ii)	Recognizes that he or she is subject thereto;

(iii)	Has complied with all requirements thereof; and

(iv)	Has disclosed or reported all Personal Investment Transactions and Securities holdings required to be disclosed or reported pursuant to the requirements herein.

Note:  Any such reports may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect beneficial ownership in the Security to which the report relates.

(f)
Notification of Reporting Obligations.  The Chief Compliance Officer (or his/her designee) will identify all Access Persons of the Adviser who are required to make reports under this Code and inform such persons of their reporting obligations.

(g)
Chief Compliance Officer.  The Chief Compliance Officer or a person designated by the Chief Compliance Officer, shall review the foregoing reports and forms, as well as, the Personal Investment Transactions of the Chief Compliance Officer.

Section 11 - Sanctions

PAMS Management and/or the Board of the Fund, where applicable, shall review any violation or apparent violation of this Code of Ethics and may adopt and apply whatever sanctions it may determine appropriate in respect of such violation upon prior review and recommendation by the Chief Compliance Officer (or his/her designee).

Such sanctions or penalties may include, but are not limited to: a letter of censure, warnings, fines, and/or suspension or termination of the employment of the violator.

Section 12 - Capital Markets Services Representatives Licencees

PAMS employees holding the Capital Markets Services Representatives Licences issued by the Monetary Authority of Singapore are also required to comply with the regulations set out with the issuance of the licence. Such persons must also be fully familiar and in compliance with the various acts of law, regulations and statutes governing the licence.

In particular, licensed representatives required to maintain an updated Register of Interest in Securities under Section 131 (1) of the Securities and Futures Act.

Section 13 - Consequences of Non-Compliance

If any Employee is unsure about any of the above guidelines, they should seek guidance from their supervisor, the Compliance Officer or one of the Authorising Officers.

The consequences of non-compliance with any of the above rules by an Employee can be severe and may result in their dismissal. PAMS may take any actions as it deems necessary and appropriate, including but not limited to requiring an Employee to reverse a transaction, which is non-compliance with any of the above rules. PAMS will expect that Employee to bear any costs in this situation whilst it is anticipated that this right will be used only in special circumstances.

Additionally, PAMS would impose sanctions on that Employee that PAMS deems appropriate including but not limited to below:

In respect of profits realized from transactions, which are non-compliance with any of the above rules by an Employee, that Employee may be requested to give up such profits for the benefits of affected Funds or other clients.  If PAMS cannot determine which Funds or clients were affected, the profits shall be donated to a charity chosen either by that Employee or by PAMS.  Failure to disgorge profits when requested do not necessarily violate any laws, but which taken together demonstrate a lack of respect for the above rules, may result in more significant disciplinary action up to and including employment.

Section 14 - Record Maintenance

(a)	Records to be Maintained by the Adviser. The Adviser shall maintain the following records for a period of five (5) years:

(i)
A copy of this Code of Ethics and any Code of Ethics adopted pursuant to Rule 204A-1 under the Advisers Act and Rule 17j-1 under the 1940 Act which within the past five (5) years has been in effect, shall be preserved in an easily accessible place;

(ii)
A record of any violation of this Code of Ethics, and of any action taken as a result of such violation, shall be preserved in an easily accessible place for a period of not less than five (5) years following the end of the fiscal year in which the violation occurs;

(iii)	Any records of written acknowledgments or receipt of the Code and any amendments or supplements thereto;

(iv)
A copy of each report made by an Access person pursuant to this Code of Ethics (including any brokerage confirmation and account statements made or furnished in lieu of such report) shall be preserved for a period of not less than five (5) years from the end of the fiscal year in which it is made, the first two (2) years in an easily accessible place;

(v)
A list of all persons who are, or within the past five (5) years have been, required to make reports pursuant to this Code of Ethics, or who are or were responsible for reviewing these reports, shall be maintained in an easily accessible place;

(vi)
A copy of such prior clearance procedure for securities transactions as the Chief Compliance Officer (or his/her designee) shall from time to time determine and any records of decisions approving Access persons’ participation in private placements; and

(vii)	Copies of all reports provided to the Board of the Fund concerning the Code, including a copy of each report required by Section 9 of this Code.

(b)
Timeframe.  The Adviser must maintain records of any decisions to approve transactions or trading by Access Persons involving Securities under this Code, for at least five (5) years after the end of the fiscal year in which the approval is granted, the first two (2) years in an easily accessible location.

(b)
Confidentiality.  All reports of Securities transactions and any other information filed with the Adviser pursuant to this Code shall be treated as confidential, except as regards appropriate examinations by representatives of the SEC and reports furnished to the Board of the Fund

1 Securities exchange and recognised market operators refer to the Approved Exchanges and Recognised Market Operators under the SFA, a list of which is available at http://www.mas.gov.sg/fi_directory/index.html

2  For the purpose of the Fund, the term “Shareholder” shall be deemed to include owners of variable annuity contracts and variable life insurance policies funded through separate accounts investing in the Fund.

3 “U.S. Federal Securities Laws” is generally understood to include the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the Sarbanes-Oxley Act of 2002, the 1940 Act, the Advisers Act, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury.

CAP 4 – PAMS Code of Ethics

Prudential Asset Management
(Singapore) Limited

Appendix I(A) – Pre-Clearance form

CAP 4 – PAMS Code of Ethics

Prudential Asset Management
(Singapore) Limited

Appendix I(B) – Post Transaction notification

CAP 4 – PAMS Code of Ethics

Prudential Asset Management
(Singapore) Limited

Appendix II

Prudential Asset Management (Singapore) Limited
List of Authorising Officers

1)
All Pre-Clearance forms must be routed to the following Authorizing Officers for their approval:

i) First level of Authorisation - Central Dealer /Fixed Income Dealer

ii) Second level of Authorisation - Compliance

2)	Authorisation for Investment in Prudential/PAMS funds is required from Compliance only. No approval from CIO / Fund Manager or Dealer is required

3)	Pre-Clearance forms are electronically time stamped on the PIDS.

CAP 4 – PAMS Code of Ethics

Prudential Asset Management
(Singapore) Limited

 Appendix III – Initial Holdings Declaration

CAP 4 – PAMS Code of Ethics

Prudential Asset Management
(Singapore) Limited

CAP 4 – PAMS Code of Ethics

Prudential Asset Management
(Singapore) Limited

  Appendix IV – SAMPLE QUARTERLY TRANSACTIONS REPORT (ACCESS PERSON)

CAP 4 – PAMS Code of Ethics

Prudential Asset Management
(Singapore) Limited

Appendix IV – SAMPLE QUARTERLY TRANSACTIONS REPORT (EXEMPT PERSON)

CAP 4 – PAMS Code of Ethics

Prudential Asset Management
(Singapore) Limited

Appendix V - ANNUAL HOLDINGS & FOURTH QUARTER REPORT (ACCESS PERSON)

CAP 4 – PAMS Code of Ethics

Prudential Asset Management
(Singapore) Limited

CAP 4 – PAMS Code of Ethics

Prudential Asset Management
(Singapore) Limited

CAP 4 – PAMS Code of Ethics

Prudential Asset Management
(Singapore) Limited

Appendix VI – Broker Details

CAP 4 – PAMS Code of Ethics

Prudential Asset Management
(Singapore) Limited

 Appendix VII

Prohibited Securities and Personal Investment Transactions:

•	Short-Term Trading (thirty (30) day round trip) except for money market funds including Cash Fund
•	Short sales

Securities Transactions Requiring Pre-Clearance and Reporting (Complete Pre-Clearance Form, Verify Holdings Reports, and  deliver Brokerage Statements and Confirms):

•	All classes of shares (e.g. ordinary, preference, non-voting, ADRs, GDRs, dual listed shares)
•	Fixed Income securities and Debentures (including convertible notes and all variants) - all Asian bonds and bonds denominated in any G10 currency
•	Public securities (i.e. securities of any local or public authority)
•	Warrants to subscribe for the above 3 securities
•	Options (over the counter and exchange traded)
•	Any type of futures transaction on any investment security
•	Investment trust (eg. REITS and other trusts) listed on an Exchange
•	Any unquoted or unlisted securities
•	Purchase or sale of a Private Placement or Limited Offering (including non-Asia Pacific, non-Latam and non-EMEA investment)
•	Purchase or sale of Prudential plc (subject to Pre-clearance by PAMS Compliance and wherever applicable, as per Share Dealing rules under Prudential Corporate Governance Manual)
•	Purchase or sales of Prudential/PAMS funds (except for Cash Fund)
•	Application for additional rights i.e. rights over and above the rights entitled to staff as a shareholder.

Securities Transactions Subject to Reporting Requirements but not Subject to Pre-Clearance Requirements (Verify Holdings Reports, Brokerage Statements, and Confirms):

•
Non-Asia Pacific, non-Latam and non-EMEA investment (PRIOR APPROVAL is still required for (i) dealing in bonds denominated in any G10 currency except for related government securities; and (ii) Investments in ADRs, GDRs, and other derivative instruments linked to Asia Pacific, Latam and EMEA securities and/or having exposure to underlying Asia Pacific, Latam and EMEA securities

•	Purchases or sales of Securities that are non-volitional on the part of the Access Person (i.e. dividend stock distribution, or stock split, bonus shares)
•
Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its Securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired

•	Purchases or sales of ETFs or closed-end funds
•	Purchase or sale of affiliated Cash Fund
•	Discretionary account

Securities Transaction not Subject to Pre-Clearance and Reporting:

•	Purchase or sale of shares of registered open-end investment companies or unit investment trust (i.e., unit trusts) that are unaffiliated with the Fund or the Adviser
•	Purchase or sale of shares of unaffiliated money market funds or money market instruments as may be designated by the Chief Compliance Officer

CAP 4 – PAMS Code of Ethics

Prudential Asset Management
(Singapore) Limited

Appendix VIII

ACCESS PERSONS –Includes directors, managers, officers, employees, and those who obtain (have “access” to) information about the Fund’s purchase or sale of Securities and/or portfolio holdings in the course of their normal work.  Everyone who is subject to the Code of Ethics is an Access Person, and every Access Person is subject to the Code of Ethics.

SUPERVISED PERSONS – Includes directors, officers, trustees, managers, and employees of the Adviser, and any other person who provides advice on behalf of the Adviser and is subject to the Adviser’s supervision and control

CAP 4 – PAMS Code of Ethics